Exhibit 10.1

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT BETWEEN

YAK COMMUNICATIONS (CANADA) INC. AND VALERIE FERRARO

THIS AMENDMENT (the “Amendment”) to the employment agreement between Yak Communications (Canada) Inc. (the “Corporation”) and Valerie Ferraro (the “Executive”), is entered into and effective as of August 4, 2006.

WITNESSETH:

WHEREAS, the Corporation and the Executive entered into an Employment Agreement dated December 21, 2005 for the employment of the Executive as President of the Corporation (the “Agreement”); and

WHEREAS, the Corporation and the Executive desire to amend the Agreement (this “Amendment”) to offer the Executive incentives for assisting in the sale of the Corporation and post-sale transition period;

NOW, THEREFORE, in consideration of the premises recited herein and for other good and valuable consideration, the receipt and the adequacy of which are hereby acknowledged, the Agreement is amended as follows:

1. Section 5.1(a) and (b) are amended by substituting references to the “Compensation Committee” for “Chief Executive Officer” and deleting the existing parenthetical references to the Compensation Committee. For greater clarity, the employee works for and at the direction of the Chief Executive Officer (“CEO”), who sets performance objectives for the Executive, including Key Performance Indicators. The Compensation Committee, taking into account the recommendations of the CEO, will agree upon any and all compensation for the Executive.

2. Article 5 is amended by adding the following new Section 5.5:

5.5	(a) The Executive shall be entitled to a cash bonus of $250,000 (the “Closing Bonus”), to be paid within seven days, if a Change of Control (as defined in Section 11.1 of the Agreement) occurs with respect to the Corporation.

(b) In addition to the Closing Bonus, the Executive shall be entitled to a cash bonus of $150,000 (the “Stay Bonus”) upon the earlier of (i) termination of the Executive without Cause during, the six (6) month period following the closing of a Change of Control transaction (the “Transition Period”) or (ii) the end of the Transition Period, so long as the Executive does not voluntarily terminate her employment, and is not terminated by the Corporation for Cause, prior to the end of the Transition Period. The consideration due, if any, is to be 50% paid within seven days of the event and the balance no later than six months plus seven days. Should amounts be advanced under this provision and it be determined that a payment is not due under this provision the Executive agrees to repay the compensation in full or to allow the Company to offset against any other amounts due or both.

3. Article 8 is amended by changing the heading to “Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property” and adding the following new Sections 8.5 and 8.6.

8.5	At all times during the term of this Agreement and for a period of one (1) year following the effective termination of this Agreement (regardless of whether Executive’s employment was terminated voluntarily or involuntarily), Executive agrees that she will not directly or indirectly, in the United States or Canada, enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner or otherwise, which offers services which are the same as or substantially similar to those products or services comprising the Business, or which is directly or indirectly competitive with the Corporation or its affiliates.

8.6	The Corporation and Executive each hereby acknowledge and agree that the time period and geographical area set forth in this Article 8 are each divisible and separable, and, in the event that the covenants contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable.

4. Section 9.4(a) is amended by deleting the phrase “for any reason” and substituting in place thereof the phrase “by the Corporation without Cause”.

5. Article 9 is revised by adding the following new Sections 9.5 and 9.6:

9.5	The Corporation may terminate Executive’s employment hereunder for cause (as such term is understood under applicable law) by giving you written notice of its intention to terminate this Agreement on the date specified in such notice. If the Corporation exercises its rights under this Section to terminate Executive’s employment hereunder, Executive shall not be entitled to receive any further remuneration or payments of any kind or nature hereunder from and after the effective date of termination of Executive’s employment other than those obligations which have accrued pursuant to this Agreement.

Constructive dismissal shall constitute termination without cause under this Agreement. In addition to any meaning at law, constructive dismissal shall include the following:

(i)	the making of an assignment by the Corporation for the benefit of its creditors generally or the filing of a petition of the making of a proposal under the Bankruptcy and Insolvency Act (Canada), or any successor legislation, or the making of a receiving order or the filing of a petition under such Act against the Corporation or the making by the Corporation of an application under the Companies’ Creditors Arrangement Act (Canada), or any successor legislation;

(ii)	the appointment pursuant to the terms of a debenture or similar instrument of any receive, manager, receiver-manager, liquidator or trustee of the property, assets or undertaking of the Corporation or any substantial portion thereof; or

(iii)	the passing of a resolution for or the issuance by any court of competent jurisdiction of a judgment or order to wind-up, liquidate or dissolve the Corporation.

9.6	Executive may terminate this Agreement by notice in writing specifying the effective date of termination. The Corporation may elect to deem any date prior to the date specified in the notice as the effective date of termination in which event Executive shall receive payment of all amounts which would have been due during the remainder of the notice period provided by Executive.

6. Article 11 is amended by adding the following new Section 11.4:

11.4	As used in this Article 11, the term “Corporation” shall refer to Yak Communications Inc.

7. Article 13 is amended by adding the following new Section 13.10:

13.10 All references in this Agreement to “$” or “dollars” are references to Canadian dollars, unless otherwise indicated.

8. The Executive and the Company acknowledge and agree that this Amendment has been made in accordance with Section 13.4 of the Agreement and constitutes an effective and binding amendment to the Agreement, subject to approval by the Board, or the Compensation Committee thereof. This Amendment is limited to the amendments set forth herein and shall not constitute an amendment, modification, acceptance or waiver of any other provision of the Agreement. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

9. Capitalized terms used in this Amendment shall have the same meanings as in the Agreement unless otherwise defined herein.

10. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned officer has executed this instrument on behalf of the Corporation and the Executive has set her hand hereto on the date first set forth above.

YAK COMMUNICATIONS (CANADA) INC.

By:	/s/ Charles Zwebner
Its:	Charles Zwebner, CEO

EXECUTIVE

/s/ Valerie Ferraro
Valerie Ferraro

/s/ Gary Clifford
Independent Director
Gary Clifford on behalf of the
Independent and Compensation Committees

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